(Front)
PROXY                                                       PROXY
                         ROYAL GOLD, INC.
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stanley Dempsey and John W. Goth, or either of them, as attorneys, agents and proxies (the "Proxies"), each with full power of substitution to vote, as designated below, all the shares of Common Stock of Royal Gold, Inc. held of record by the undersigned on September 18, 1998, at the Annual Meeting of Stockholders of Royal Gold, Inc. (the "Meeting") to be held at the Oxford Hotel, Sage Room, 1600 Seventeenth Street, Denver, Colorado, on November 17, 1998, at 9:30 A.M., or at any postponement or adjournment thereof.

1. PROPOSAL to elect, as Class II directors for a term of three years (term to expire in 2001) or until each such Director's successor is elected and qualified, each of the following nominees:

     FOR   THE NOMINEES  BELOW (except as marked to the contrary)

     WITHHOLD AUTHORITY   to vote for the nominees below

     Pierre Gousseland      Merritt E. Marcus       James W. Stuckert

INSTRUCTION: To withhold authority to vote for any single nominee, draw a line through the nominee's name above.

2. PROPOSAL to ratify the appointment of PricewaterhouseCoopers as independent auditors of the Company for the fiscal year ended June 30, 1999.

             FOR      AGAINST      ABSTAIN

     In their discretion, the Proxies are also authorized to vote all of the shares of the undersigned upon such other business as may properly come before the Meeting. Management and Directors are not currently aware of any other matters to be presented at the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.


The undersigned acknowledges receipt of this Proxy and a copy of the Notice of Annual Meeting and Proxy Statement, dated October 15, 1998.


               Dated    ______________________________________________

                        ______________________________________________
                                 (Signature)
                        ______________________________________________
                                (Signature if Held Jointly)

               Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               Please mark, sign, date and return this Proxy promptly.






                         ROYAL GOLD, INC.
                 1660 Wynkoop Street, Suite 1000
                      Denver, Colorado 80202
                       303/573-1660 (Phone)
                        303/595-9385 (Fax)
                 royalgold@royalgold.com (E-mail)
                   www.royalgold.com (Web site)

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   To Be Held November 17, 1998

                             * * * *

To the Stockholders of ROYAL GOLD, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Royal Gold, Inc. (the "Company"), a Delaware corporation, will be held at the Oxford Hotel, Sage Room, 1600 Seventeenth Street, Denver,
Colorado, on Tuesday, November 17, 1998, at 9:30 A.M., Mountain Standard Time, for the following purposes:

     1. To elect three Class II directors to serve until the 2001 Annual Meeting of Stockholders or until each such director's successor is elected and qualified;

     2. To ratify the appointment of PricewaterhouseCoopers as independent auditors of the Company for the fiscal year ended June 30, 1999; and

     3. To transact any other business that may properly come before the meeting and any postponements or adjournments thereof.

     Only stockholders of record at the close of business on September 18, 1998, will be entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting.


                           BY ORDER OF THE BOARD OF DIRECTORS


                           Karen P. Gross
                           Vice President & Corporate Secretary


Denver, Colorado
October 15, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. THE PROMPT RETURN OF YOUR COMPLETED PROXY WILL ASSIST THE COMPANY IN OBTAINING A QUORUM OF STOCKHOLDERS FOR THE ANNUAL MEETING. YOU ARE ALSO ENTITLED TO REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR TO CHANGE YOUR VOTE BY SUBSEQUENT PROXY, OR TO VOTE IN PERSON AT THE MEETING.





                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS

                         ROYAL GOLD, INC.
                       1660 Wynkoop Street
                            Suite 1000
                      Denver, Colorado 80202
                           303/573-1660
                        303/595-9385 (Fax)
                 royalgold@royalgold.com (E-mail)
                   www.royalgold.com (Web site)



              SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the Stockholders of Royal Gold, Inc. (the "Company" or "Royal Gold"), a Delaware corporation, in connection with the solicitation, by and on behalf of the Board of Directors of the Company, of proxies to be voted at the Annual Meeting of the Stockholders of the Company (the "Meeting") to be held at 9:30 A.M. on Tuesday, November 17, 1998, at the Oxford Hotel, Sage Room, 1600 Seventeenth Street, Denver, Colorado. This Proxy Statement, the enclosed Proxy and the Company's Annual Report for the fiscal year ended June 30, 1998, are being mailed to Stockholders on or about October 16, 1998.

     Only holders of shares of the Common Stock ($.01 par value) of the Company ("Common Stock") of record at the close of business on September 18, 1998, will be entitled to notice of, and to vote at, the Meeting and at any and all postponements and adjournments thereof.

     If the enclosed Proxy is properly executed and received by the Company by 10:00 a.m., Mountain Standard Time, on November 17, 1998, the shares represented by the Proxy will be voted at the Meeting in accordance with the instructions indicated thereon. If no choice is indicated, the shares will be voted FOR each of the proposals identified herein. Stockholders who execute Proxies retain the right to revoke such Proxies at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the Proxy or a duly executed Proxy bearing a later date. Proxies may also be revoked by any Stockholder present at the Meeting who desires to vote his or her shares in person.

     Solicitation of Proxies may be made by directors, officers or employees of the Company, without additional compensation, by telephone, facsimile, or personal interview as well as by mail. The Company will request banks and brokers to solicit their customers who beneficially own Common Stock listed in the name of the nominees and will reimburse said banks and brokers for the reasonable out-of-pocket expense of such solicitation. Costs of solicitation will be borne by the Company.


               VOTING RIGHTS AND OUTSTANDING STOCK

     All voting rights are vested exclusively in the holders of the Common Stock. As of the record date, September 18, 1998, there were issued and outstanding 17,091,594 shares of Common Stock, each of which entitles the holder thereof to one vote on all matters which may come before the Meeting. A majority of the issued and outstanding shares of Common Stock, whether represented in person or by Proxy, shall constitute a quorum at any meeting of the Stockholders. Abstentions will be counted as present for purposes of determining whether there is a quorum. The affirmative vote of sixty percent (60%) of the shares that are represented at a meeting at which a quorum is present shall be the act of the Stockholders. In the election of directors, each Stockholder eligible to vote may vote the number of shares of Common Stock held for as many persons as there are directors to be elected, but cumulative voting is not permitted. Under Delaware law, holders of Common Stock are not entitled to appraisal or dissenters' rights with respect to the matters to be considered at the Meeting.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership, as of August 31, 1998, of the Common Stock by each director, by each executive officer, by any person who is known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock, and by all of the Company's directors and executive officers as a group.

Name and Address   Number of Shares of Common Stock Beneficially Owned Percent
of Beneficial                      Subject to                             of
Owners                        Shares         Options(a)       Total(b)  Class

Stanley Dempsey (c)           529,983          420,050        950,033    5.6
Royal Gold, Inc.
1660 Wynkoop Street
Suite 1000
Denver, Colorado  80202

Edwin W. Peiker, Jr. (d)      437,778           22,500        460,278    2.7

John W. Goth                   19,500           22,500         42,000    *

Pierre Gousseland              32,500           20,000         52,500    *

James W. Stuckert           1,590,500           20,000      1,610,500    9.4
Hilliard, Lyons, Inc.
P.O. Box 32760
Louisville, Kentucky  40232

Merritt E. Marcus             421,243           22,500        443,743    2.6

S. Oden Howell, Jr.           564,180           22,500        586,680    3.4

Peter B. Babin(e)             187,900          250,120        438,020    2.6

Thomas A. Loucks              336,858          206,140        542,998    3.2

Karen P. Gross                 51,650           91,525        143,175     *

All Directors &             4,172,092        1,097,835      5,269,927    31
 Officers as a
 Group (10 persons)

Societe Generale - Ovalar   1,628,440                0      1,628,440    9.5
Rese/Ges/OPC
92972 Paris-Ladefense CE DEX
__________________

*           Less than 1% ownership of the Company's Common Stock.

(a) See "Compensation of Directors and Executive Officers -- Option Exercises and Year End-Values."

(b) The amounts shown in the table reflect all shares beneficially owned, including shares subject to outstanding stock options that are exercisable within sixty (60) days of the date of this Proxy Statement.

(c) The amount shown in the table reflects shares beneficially owned by Mr. Dempsey and members of his immediate family. Members of Mr. Dempsey's family beneficially own 297,132 shares of Common Stock. Mr. Dempsey disclaims beneficial ownership of these 297,132 shares of Common Stock.

(d) The amount shown in the table reflects shares beneficially owned by Mr. Peiker and members of his immediate family. Members of Mr. Peiker's family beneficially own 19,100 shares of Common Stock. Mr. Peiker disclaims beneficial ownership of these 19,100 shares of Common Stock.

(e) The amount shown in the table reflects shares beneficially owned by Mr. Babin and members of his immediate family. Members of Mr. Babin's family beneficially own 19,850 shares of Common Stock.
            Mr. Babin disclaims beneficial ownership of these 19,850 shares of Common Stock.


PROPOSAL 1.

                  ELECTION OF CLASS II DIRECTORS

     The Company's Board of Directors consists of three classes of directors, with each class of directors serving for a three-year term ending in a successive year. The Company's current Class I directors are Messrs. Dempsey, Babin and Goth; the Class II directors are Messrs. Stuckert, Marcus and Gousseland; and the Class III directors are Messrs. Peiker and Howell.

     If the enclosed Proxy is duly executed and timely received for the Meeting, and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby FOR Pierre Gousseland, Merritt E. Marcus, and James
W. Stuckert as Class II directors of the Company. If any of the nominees for election as a Class II director should refuse or be unable to serve (an event that is not anticipated), the Proxy will be voted for such person who is designated by the Board of Directors to replace such nominee. Each Class II director elected at the Meeting shall serve until the 2001 Annual Meeting, or until his successor is elected and qualified.

     Information concerning the nominees for election as directors is set forth below under "Directors and Officers."


   THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS
               A VOTE "FOR" THE DIRECTOR NOMINEES.


                      DIRECTORS AND OFFICERS

     Set forth below are the names, periods of service and past experience of the directors and officers of the Company. The persons who are nominated for election as directors at the Meeting are indicated with an asterisk.

Stanley Dempsey
Age 59; Chairman and Chief Executive Officer since August 1984; Class I director; Term expires 2000.

Chairman and Chief Executive Officer of the Company since April 4, 1988. President and Chief Operating Officer of the Company from July 1, 1987 to April 4, 1988. From 1984 through June 1986, Mr. Dempsey was a partner in the law firm of Arnold & Porter. During the same period, he was a principal in Denver Mining Finance Company. From 1960 through 1987, Mr. Dempsey was employed by AMAX, Inc. serving in various managerial and executive capacities. Mr. Dempsey currently serves as a director of Dakota Mining Corporation, Behre Dolbear & Company, Inc., and Hazen Research, Inc., and is also a member of the board of directors of various mining-related associations.


Peter B. Babin
Age 44; President of the Company since December 10, 1996; Class I director; Term expires 2000.

President of the Company since December 10, 1996. Executive Vice President of the Company from January 1, 1995 to December 10, 1996. Senior Vice President from July 1, 1993 to January 1, 1995. From 1989 until 1993, Mr. Babin was a consultant to the Company. From 1986 through 1989, Mr. Babin was Senior Vice President and General Counsel of Medserv Corporation, a provider of ancillary health care services.


John W. Goth
Age 70; Director since August 1988; Class I director; Term expires 2000.

Executive Director of the Denver Gold Group and Vice Chairman of the Minerals Information Institute. A consultant to the mining industry since 1985. Mr. Goth was formerly a senior executive of AMAX, Inc. and director of Magma Copper Corporation. He is currently a director of U.S. Gold Corporation, Qualchem, Inc. and Behre Dolbear & Company. (1) (2)


*Pierre Gousseland
Age 76; Director since June 1992; Class II director; Term expires 1998.

Financial Consultant. Mr. Gousseland is Chairman of the Board of Directors of Golden Star Resources Ltd. From 1977 until January 1986, Mr. Gousseland was Chairman and Chief Executive Officer of AMAX, Inc.
He is presently a Director of Guyanor Ressources S.A. Formerly, Director of the French American Banking Corporation of New York, the American International Group, Inc., Union Miniere, S.A. (Belgium), Degussa AG (Germany), IBM World Trade Europe/Middle East Africa Corporation, Pancontinental Mining Europe GmbH (Germany), and Sauer Group Investments Ltd. Mr. Gousseland has served on the Chase Manhattan International and Creditanstaldt International (Vienna, Austria) Advisory Boards, and is past president of the French-American Chamber of Commerce in the United States. (2)


*Merritt E. Marcus
Age 64; Director since December 1992; Class II director; Term expires
1998.

President and Chief Executive Officer of Marcus Paint Company, a manufacturer of industrial coatings, and Performance Powders, LLC, a manufacturer of industrial powder coatings. Mr. Marcus has served several terms as a director of the National Paint and Coatings Association.


*James W. Stuckert
Age 60; Director since September 1989; Class II director; Term expires
1998.

Chairman and Chief Executive Officer of Hilliard, Lyons, Inc.,
Louisville, Kentucky. Mr. Stuckert is also a Director of Hilliard, Lyons, Inc. and Thomas Transportation. He joined Hilliard, Lyons in 1962 and served in several capacities prior to being named Chairman in December 1995. Mr. Stuckert is a Board of Governor Member of the Security
Industries Association. (1) (2)


S. Oden Howell, Jr.
Age 58; Director since December 1993; Class III director; Term expires
1999.

Consultant to H&N Constructors, Inc., a contractor specializing in remodeling and rehabilitation of government facilities. From 1972 until 1988, Mr. Howell was Secretary/Treasurer of Howell & Howell, Inc. He is currently a Director of Florafax International, Inc.


Edwin W. Peiker, Jr.
Age 67; Director since May 1987; Class III director; Term expires 1999.

President and Chief Operating Officer of the Company from April 1988 until February 1992. Vice President of Engineering of the Company from May 1987 to April 4, 1988. Principal in Denver Mining Finance Company from 1984 until 1986. From 1983 to 1986, Mr. Peiker was engaged in mineral consulting activities. During the period 1966-1983, Mr. Peiker served in a variety of positions with the Climax Molybdenum division of AMAX, Inc. involved in exploration activities worldwide. (1) (2)


Karen P. Gross
Age 44; Vice President of the the Company since June 1994 and Corporate Secretary since 1989.

From 1987 until 1989, Ms. Gross was the Assistant Secretary to the Company and Executive Assistant.


Thomas A. Loucks
Age 49; Executive Vice President and Treasurer of the Company since 1991.

From August 1988 until 1991, Mr. Loucks was Vice President, Corporate Development of the Company. From August 1985 until August 1988, Mr. Loucks was a Business Development Analyst with Newmont Mining Company. Mr. Loucks is a Director of the Society of Economic Geologists, Inc., the Society of Economic Geologists Foundation, Inc., and the Economic Geology Publishing Company.

___________

(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.


                  MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year ended June 30, 1998, the Board of Directors held four regular meetings, two telephonic meetings, and on nine separate occasions action was taken by unanimous consent. Each director attended (in person or by telephone) at least 75% of the aggregate number of meetings of the Board and of the Committee(s) of the Board on which he served.

     The Board of Directors has a standing Audit Committee and a standing Compensation Committee. During the year ended June 30, 1998, the Audit Committee consisted of James W. Stuckert, John W. Goth, and Edwin W. Peiker, Jr. The Audit Committee held two meetings during the fiscal year. The function of the Audit Committee is to aid the directors in undertaking and fulfilling their responsibilities for financial reporting to the stockholders; to review internal financial procedures and reports; to recommend changes in the method of reporting to ensure timely and accurate reporting of financial data; to review audit principles in conjunction with the Company's independent auditors; to provide better avenues of communication between the Board of Directors, management and the external and internal auditors; and to recommend the appointment of the Company's independent auditors.

     During the year ended June 30, 1998, the Compensation Committee consisted of John W. Goth, James W. Stuckert and Pierre Gousseland. The Compensation Committee met twice during the last fiscal year. The Compensation Committee assumes the crucial role of implementing compensation plans for top executives, as well as directors. The Committee forges the key link between the Board and management that
balances the interests of shareholders and those of management.   The
Compensation Committee's function is to review new or modified programs in the areas of executive salary, incentive compensation, and stock plans; and review and make recommendations to the Company's Board of Directors concerning the levels and form of compensation paid to the officers and key employees of the Company.

     None of the members of the Compensation Committee is or has been an officer or employee of the Company, and none of the executive officers of the Company has served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.


               COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership to the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with for the fiscal year ended June 30, 1998.

         COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table reflects all compensation awarded or paid to or earned by the chief executive officer of the Company and other executive officers of the Company, for the fiscal year ended June 30, 1998.


                    SUMMARY COMPENSATION TABLE

                       ANNUAL COMPENSATION

Name and          Year                                  Other
Principal         Ended                                 Annual
Position          June 30    Salary($)     Bonus($)     Compensation($)

Stanley Dempsey    1998      240,000       110,000            -
Chairman & Chief   1997      215,000       100,000            -
Executive Officer  1996      185,000        75,000            -

Peter B. Babin     1998      175,000        80,000            -
President          1997      160,000        65,000            -
                   1996      120,000        40,000            -

Thomas A. Loucks   1998      120,000        45,000            -
Executive Vice     1997      114,000        35,000            -
President          1996      108,000        25,000            -

Karen P. Gross     1998      100,000        30,000            -
Vice President     1997       90,000        27,000            -
& Corporate        1996       65,000        18,250            -
Secretary

                      LONG-TERM COMPENSATION

Name and          Year     Restricted                        All Other
Principal         Ended    Stock      Options/   LTIP         ($)
Position          June 30  Awards     SARs(#)    Payouts($)  Compensation

Stanley Dempsey   1998       -        164,250(1)    -         29,487(2)
Chairman & Chief  1997       -          50,000      -         25,562
Executive Officer 1996       -          55,000      -         20,564

Peter B. Babin    1998       -        105,120(1)    -         23,027(3)
President         1997       -          30,000      -         19,718
                  1996       -          30,000      -         14,235

Thomas A. Loucks  1998       -          75,920(1)   -         11,685(4)
Executive Vice    1997       -          20,000      -         11,650

President         1996       -          20,000      -         10,291

Karen P. Gross    1998       -          67,525(1)   -         11,477
Vice President    1997       -          20,000      -          9,732
& Corporate       1996       -          20,500      -          7,125


(1) On May 29, 1998, the Board of Directors approved the implementation of a stock option exchange program, whereby employees could exchange their options for a lesser number of new options with an exercise price based on the closing price of the stock on said date. The compilation of the amount of new options to be issued was computed by using the Black-Scholes Model. The net result of applying this model is that the exercise price for the new options will be lower and the number of overall shares subject to options outstanding was reduced (see below, Option Grants in Last Fiscal Year).

(2) The Company's SARSEP payments made to Mr. Dempsey in fiscal 1998, 1997, and 1996, were $22,325, $20,400, and $14,602, respectively, and the Company's payment of group term life insurance and long-term disability insurance premiums paid in fiscal 1998, 1997, and 1996 were $7,162, $7,162, and $5,962, respectively.

(3) The Company's SARSEP payments made to Mr. Babin in fiscal 1998, 1997, and 1996 were $17,854, $14,679, and $11,550, respectively, and the Company's payment of group term life insurance and long-term disability insurance premiums paid in fiscal 1998, 1997, and 1996 were $5,172, $5,039, and $2,686, respectively.

(4) The Company's SARSEP payments made to Mr. Loucks in fiscal 1998, 1997, and 1996 were $10,395, $10,360, and $9,205, respectively, and the Company's payment of group term life insurance and long-term disability insurance premiums paid in fiscal 1998, 1997, and 1996 were $1,290, $1,290, and $1,086, respectively.

(5) The Company's SARSEP payments made to Ms. Gross in fiscal 1998, 1997, and 1996 were $9,878, $9,731, and $5,827, respectively, and the Company's payment of group term life insurance and long-term disability insurance premiums paid in fiscal 1998, 1997, and 1996 were $1,599, $1,542, and $1,301, respectively.


Option Grants in Last Fiscal Year

     During the fiscal year ended June 30, 1998, officers of the Company were awarded a total of 412,815 stock options, whereby a Stock Option Exchange Program ("Exchange Program") was implemented and all employees of the Company could exchange their options for a lesser number of new options with an exercise price based on the closing price of the stock then outstanding on said date (May 29, 1998). The compilation of the amount of new options to be issued was computed by using the Black-Scholes Model, which is a calculation of the value of a stock option based on the vesting period, years elapsed and remaining to the option term, option price at issuance, and the current market price of the stock, as well as the volatility of the stock price over a period of years. The new options issued under the Exchange Program are not exercisable for six months from the date of grant, or until November 29, 1998, and the vesting period for the new options is the same as for the old options.

     Under the Exchange Program, 715,750 old options, with an average exercise price of $9.16, were exchanged for 522,498 new options, or a 27% reduction in the number of options. The exercise price of the new options is $5.375. Of these 522,498 new options, options to acquire 412,815 shares were awarded to officers of the Company, and options to acquire 109,683 shares were awarded to employees of the Company who are not officers or directors.

     No stock appreciation rights were awarded to any of the officers of the Company during the fiscal year ended June 30, 1998.

     The following table sets forth certain information on option grants in fiscal 1998 to the named executive officers.


                               INDIVIDUAL GRANTS

                   Number of    % of Total
                   Securities   Options
                   Underlying   Granted to       Exercise
                   Options      Employees in     Price        Expiration
Name               Granted (#)  Fiscal Year(1)   ($/share)(2) Date

Stanley Dempsey    37,866         31.4%            $5.375     12/06/99
                   34,612                                     12/07/00
                    5,486                                     12/06/04
                    5,082                                     12/07/05
                   37,447                                     12/10/06
                   43,757                                     10/03/07

Peter B. Babin     22,544         20.1%            $5.375     12/06/99
                   15,630                                     12/07/00
                    5,486                                     12/06/04
                    5,082                                     12/07/05
                   22,738                                     12/10/06
                   33,640                                     10/03/07

Thomas A. Loucks   24,739         14.5%            $5.375     12/06/99
                    7,746                                     12/07/00
                    5,486                                     12/06/04
                    5,082                                     12/07/05
                   15,251                                     12/10/06
                   17,616                                     10/03/07

Karen P. Gross      9,699         12.9%            $5.375     12/06/99
                    8,150                                     12/07/00
                    5,486                                     12/06/04
                    5,082                                     12/07/05
                   15,888                                     12/10/06
                   23,220                                     10/03/07

                                 Potential Realizable Value
                                 at Assumed Annual Rates of
                                  Stock Price Appreciation
                                    for Option Term (3)

Name                                 5%              10%

Stanley Dempsey                   555,216        1,407,026
Peter B. Babin                    355,338          900,496
Thomas A. Loucks                  256,633          650,358
Karen P. Gross                    228,255          578,444

____________

  (1) The percentage of total options granted is stated for the entire number of options granted to each employee.
  (2) The exercise price for all options listed is $5.375, which was the fair market value of the Company's common stock on the date of the grant.
  (3) The potential realizable values are stated for the entire number of options granted to each employee. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock (as well as the option holder's continued employment through the vesting period). The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Year-End Values

     The table below sets forth information regarding the deemed value of options exercised by officers during the year ended June 30, 1998, and the deemed value of options held by such persons at June 30, 1998. At June 30, 1998, and at the date of this Proxy Statement, no shares of Common Stock acquired by officers of the Company as a result of the exercise of stock options as set forth below were sold; all shares acquired as a result of the exercise of such stock options continue to be held by such officers.


                                                              Value of
                                                              Exercisable/
                                             Number of        Unexercisable
                 Shares                      Unexercised      In-the-Money
                 Acquired on    Value        Options Held     Options Held
Name             Exercise (#)  "Realized"($) at FY-End (#)(1) at FY-End ($)(2)

Stanley Dempsey        54,800   $306,950(3)   420,050         $1,279,000/0
Peter B. Babin         30,000   $158,500(4)   250,120         $  725,000/0
Thomas A. Loucks       77,000   $442,875(5)   225,640         $  748,600/0
Karen P. Gross         17,000   $ 70,125(6)    91,525         $  120,000/0


(1) Of the total of 967,835 options, 94,848 Non-Incentive Stock Options ("NSOs") are exercisable through December 6, 1999, at $5.375/share; 66,138 NSOs are exercisable through December 7, 2000, at $5.375/share; 555,020 Incentive Stock Options ("ISOs")are exercisable through December 21, 2001, at $0.125/share; 21,944 ISOs are exercisable through December 6, 2004, at $5.375/share; 20,328 ISOs are exercisable through December 7, 2005, at $5.375/share, 79,228 NSOs are exercisable through December 10, 2006, at $5.375/share; 12,096 ISOs are exercisable through December 10, 2006, at $5.375/share; 98,185 NSOs are exercisable through October 3, 2007 at $5.375/share; and 20,048 ISOs are exercisable through October 3, 2007 at $5.375/share.

(2) Value calculated based on closing "sale" price as reported on The Nasdaq Stock Market ("NASDAQ"), at June 30, 1998, of $5.00/share.

(3) Based on difference between exercise price ($0.125/share) and closing "sale" price as reported on NASDAQ, on the dates of exercise (17,400 shares at $7.75/share; 17,400 shares at $4.25/share; 20,000 shares at $5.25 share).

(4) Based on difference between exercise price ($0.125/share) and closing "sale" price as reported on NASDAQ, on the dates of exercise (10,000 shares, at $7.75/share; 20,000 shares at $4.25/share).

(5) Based on difference between exercise price ($0.125/share) and closing "sale" price as reported on NASDAQ, on the dates of exercise (15,000 shares, at $8.00/share; 15,000 shares, at $8.00/share; 30,000 shares, at $4.25/share; 17,000 shares, at
          $5.00/share).

(6) Based on difference between exercise price ($0.125/share) and closing "sale" price as reported on NASDAQ, on the date of exercise (17,000 shares at $4.25/share).


Repricing of Options

          During the fiscal year ended June 30, 1998, the Compensation Committee recommended, and the Board of Directors approved, the implementation of a Stock Option Exchange Program for current employees of the Company. Under the Stock Option Exchange Program, 715,750 old options, with an average exercise price of $9.16 were exchanged for 522,498 new options, or a 27% reduction in the number of options. The exercise price of the new options is $5.375. Of these 522,498 new options, options to acquire 412,815 shares were awarded to officers of the Company and options to acquire 109,683 shares were awarded to employees of the Company who are not officers or directors. See "Board Compensation Committee Report on Executive Compensation" for information regarding the repricing of stock options.


                       TEN YEAR REPRICING TABLE

                                 Securities
                                 Underlying
                                 Number of           Market Price of
                                 Options             Stock at time of
                                 Repriced or         Repricing or
Name and Title     Date          Amended (#)         Amendment ($)

Stanley Dempsey   05/29/98        47,302               $5.375
Chairman and CEO  05/29/98        12,698               $5.375
                  05/29/98        43,236               $5.375
                  05/29/98        11,764               $5.375
                  05/29/98        50,000               $5.375
                  05/29/98        60,000               $5.375

Peter B. Babin    05/29/98        26,302               $5.375
President         05/29/98        12,698               $5.375
                  05/29/98        18,236               $5.375
                  05/29/98        11,764               $5.375
                  05/29/98        30,000               $5.375
                  05/29/98        45,000               $5.375

Thomas A. Loucks  05/29/98        26,302               $5.375
Executive Vice    05/29/98        12,698               $5.375
President &       05/29/98        18,236               $5.375
Treasurer         05/29/98        11,764               $5.375
                  05/29/98        20,000               $5.375
                  05/29/98        25,000               $5.375

Karen P. Gross    05/29/98         9,802               $5.375
Vice President    05/29/98        12,698               $5.375
& Corporate       05/29/98         8,236               $5.375
Secretary         05/29/98        11,764               $5.375
                  05/29/98        20,000               $5.375
                  05/29/98        30,000               $5.375

                   Original      New         Length of original
                   Exercise      Exercise    Option term remaining
Name and Title     Price         Price       At date of repricing

Stanley Dempsey    $ 7.8750      $5.375        1.5 years
Chairman & CEO     $ 7.8750      $5.375        6.5 years
                   $ 8.5000      $5.375        2.5 years
                   $ 8.5000      $5.375        7.5 years
                   $14.1250      $5.375        8.5 years
                   $ 8.5625      $5.375        9.5 years

Peter B. Babin     $ 7.8750      $5.375        1.5 years
President          $ 7.8750      $5.375        6.5 years
                   $ 8.5000      $5.375        2.5 years
                   $ 8.5000      $5.375        7.5 years
                   $14.1250      $5.375        8.5 years
                   $ 8.5625      $5.375        9.5 years

Thomas A. Loucks   $ 7.8750      $5.375        1.5 years
Executive Vice     $ 7.8750      $5.375        6.5 years
President &        $ 8.5000      $5.375        2.5 years
Treasurer          $ 8.5000      $5.375        7.5 years
                   $14.1250      $5.375        8.5 years
                   $ 8.5625      $5.375        9.5 years

Karen P. Gross     $ 7.8750      $5.375        1.5 years
Vice President     $ 7.8750      $5.375        6.5 years
& Corporate        $ 8.5000      $5.375        2.5 years
Secretary          $ 8.5000      $5.375        7.5 years
                   $14.1250      $5.375        8.5 years
                   $ 8.5625      $5.375        9.5 years

Compensation To Directors

          During fiscal 1998, each non-employee director of the Company received an annual fee of $12,000 for service as a director.

          Pursuant to the Company's Equity Incentive Plan, each non-employee director of the Company is granted annually in December a Non-Incentive Stock Option ("NSO") to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common
Stock on the date of grant. Accordingly, on December 2, 1997, each non-employee director of the Company was granted 5,000 NSOs, at an exercise price of $5.625 per share. Such options have a ten year term and are exercisable immediately with respect to 2,500 shares and after 12 months with respect to the other 2,500 shares.


Employment Contracts

          Each officer of the Company identified in the Summary Compensation Table is employed pursuant to an employment contract providing for salary at current salary levels. Each of the employment contracts is renewable, for a term of 12 months, in February 1999. Pursuant to each of the employment contracts, salary and benefits are to be continued for 12 months following such employee's involuntary termination, or following such employee's voluntary termination after a "change in control" event.
A change in control event, as defined in the employment contracts, will occur upon: (1) the acquisition, directly or indirectly, by any person or related group of persons, of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities; (2) a change in the composition of the Board over a period of eighteen (18) consecutive months or less such that fifty percent (50%) or more of the Board members cease to be directors who either (A) have been directors continuously since the beginning of such period, or (B) have been unanimously elected or nominated by the Board for election as directors during such period;
(iii) a stockholder-approved merger or consolidation to which the Company is a party and in which (A) the Company is not the surviving entity, or
(B) securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (iv) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.


Board Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering the policies that govern the compensation for the executive officers of the Company. The Compensation Committee evaluates the performance of management and recommends to the full Board of Directors the compensation level for all officers and key employees. The Compensation Committee also administers the Company's Equity Incentive Plan and determines the amount of stock options granted to officers and key employees. The Committee is comprised of three outside directors appointed annually by the Board of Directors.

          The primary objectives of the Company's executive compensation program are: to attract and retain key executives who are critical to the long-term success of the Company by offering compensation packages believed to be appropriate in light of compensation in the industry, to provide an economic framework that will motivate executives to achieve goals consistent with the Company's business strategy, to reward performance that benefits all Stockholders, and to provide a compensation package that recognizes individual results and contributions to the overall success of the Company.

          The Committee's policy objectives are to pay base salaries that are comparable with those paid by the mining industry and bonuses when individual performance or other circumstances warrant special recognition, in view of the Committee.

          The Committee is responsible for considering various information when reviewing salary levels, as outlined in the Company's Business Plan, and when making recommendations to the full Board. When reviewing individual performance of officers of the Company, the Committee also takes into account the views of the Company's Chairman and Chief Executive
Officer. Before or at the end of each year, the Committee evaluates each individual officer's performance in order to determine whether to recommend the payment of bonuses and/or options and, if so, the amount of each such bonus and/or options.

          In making recommendations concerning executive compensation, the Committee reviews individual executive compensation, individual performance, corporate performance, stock price appreciation, and total return to Stockholders for the Company. The salary levels of the Company's executives and officers are usually established by the Board of Directors at its June meeting.

          The Committee also reviews and approves stock option awards, under the Company's Equity Incentive Plan. The purpose of stock option awards is to provide key employees with an incentive to continue as employees of the Company over a long term, and to align such employees' long range interests with those of the Stockholders by providing the opportunity of having an equity interest in the Company, i.e., to receive compensation based on an increase in the Company's Common Stock price. The Committee grants stock option awards based on salary, level of responsibility, and performance. All stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant.  Incentive
Stock Options vest in one year and have a 10-year term.   Non-Incentive
Stock Options typically vest on the date of grant and have a 10-year term.

          During the fiscal year ended June 30, 1998, the Compensation Committee recommended, and the Board of Directors approved, the implementation of a Stock Option Exchange Program ("Exchange Program") for current employees of the Company. In effect, the Exchange Program gave employees a period of time to exchange their options for a lesser number of new options, equal in value to the old options surrendered in exchange. The new options have an exercise price based on the closing price of the stock on the date the Exchange Program was effective. The new options issued under the Exchange Program are not exercisable for six months from the effective date, and the vesting of the new options is the same as for the old options. The reduced number of options employees were eligible to receive was computed in reliance on the Black-Scholes Model, a well-known formula for valuing options and widely used by publicly held companies in the United States. The Black-Scholes Model is a calculation of the value of a stock option based on the vesting period, years elapsed and remaining to the option term, option price at issuance and the current market price of the stock, as well as the volatility of the stock price over a period of years.

          Under the Stock Option Exchange Program, 715,750 old options, with an average exercise price of $9.16 were exchanged for 522,498 new options, or a 27% reduction in the number of options. The exercise price of the new options is $5.375. Of these 522,498 new options, options to acquire 412,815 shares were awarded to officers of the Company and options to acquire 109,683 shares were awarded to employees of the Company who are not officers or directors.

          Chief Executive Officer. In evaluating the performance and setting the compensation of the Chairman and Chief Executive Officer, the Committee meets without the Chairman and Chief Executive Officer, or any other officer, being present. The Committee took into account the base salaries of chief executive officers of other mining companies, including those companies that are listed in the Cumulative Total Shareholder
Return Chart, and the assessment of Mr. Dempsey's individual performance, including his leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity.
The Committee also took into account the longevity of Mr. Dempsey's service to the Company and its belief that Mr. Dempsey is an excellent representative of the Company to the public by virtue of his stature in the community and the industry in which the Company operates.

          The Committee believes that the Chairman and Chief Executive Officer, as well as the other officers of the Company, are strongly motivated and are dedicated to the growth of the Company and to increasing stockholder value. Because of the leadership provided by the Chairman and other officers of the Company, the Committee felt that bonuses should be awarded and salaries increased for the Chairman as well as the other officers of the Company. Therefore, in fiscal 1998, a bonus of $110,000 was awarded to the Chairman, and bonuses totaling $155,000 were awarded to the other officers. Effective, July 1, 1998, the Chairman received a salary increase of $10,000, and the salaries of certain officers of the Company were also increased, effective July 1, 1998.

This Report has been provided by the Compensation Committee:

John W. Goth, Chairman, James W. Stuckert, and Pierre Gousseland


Pension Plans

          In fiscal 1994, the Company established a variation of a Simplified Employee Pension ("SEP") Plan, known as a Salary Reduction/Simplified Employee Pension Plan ("SARSEP"). Management chose this Plan because of regulatory compliance simplicity, avoidance of significant administrative expense, availability of substantial tax-advantaged investment opportunities, and relative freedom from significant vesting or other limitations. Under this Plan, the Company may contribute to a designated
IRA account, on an annual basis, up to 15% of each employee-participant's base compensation. Each such contribution would, within limits, be a deductible expense to the Company; would be free of federal income taxation as to the employee; and would be subject to continuing investment, on a tax-deferred basis, until assets are actually distributed to the employee. All employees of Royal Gold are eligible to participate in the Company's SEP Plan.


Performance Graph

          The following graph compares the cumulative total return on Royal Gold's Common Stock with the cumulative total return of two other stock market indices: Standard and Poor's 500 Index and Standard and Poor's
Gold Mining Index.

            CUMULATIVE TOTAL SHAREHOLDER RETURN CHART

               06/30/93  06/30/94  06/30/95  06/30/96  06/30/97  06/30/98

Royal Gold       $100      $ 50      $ 98      $100      $158      $ 61
S&P 500 Index    $100      $101      $128      $161      $217      $282
S&P Gold
Mining Index     $100      $ 96      $100      $107      $ 84      $ 64


(i) S & P 500 Index. Represents the return an investor would have secured (assuming reinvestment of all dividends) on the basis of an investment of $100 in the 500 equity issues that make up the Standard and Poor's 500 Index.

(ii) S & P Gold Mining Index. Represents the return an investor would have secured (assuming reinvestment of all dividends) on the basis of an investment of $100 in the five equity issues that make up the Standard and Poor's Gold Mining Index (Barrick Gold Corporation, Battle Mountain Gold, Homestake Mining Company, Newmont Gold Company, and Placer Dome Inc.).

(iii) The material in this chart is not "soliciting material," is not deemed "filed" with the Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


          Mr. Edwin W. Peiker, Jr., who is a director of the Company and was president and chief operating officer of the Company from April 1988 until February 1992, is also a consultant to the Company. Mr. Peiker is paid $500 per day for any work that he performs for the Company. In fiscal 1998, Mr. Peiker did not perform any consulting work for the Company and therefore no consultant fees were paid to Mr. Peiker.


PROPOSAL 2.


                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          The Board of Directors recommends that the Stockholders ratify the appointment of PricewaterhouseCoopers LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ended June 30, 1999.

          Coopers & Lybrand has acted as auditors of the Company since October 1995, and has also rendered certain non-audit services to the Company, including tax advice. On July 1, 1998, Coopers & Lybrand L.L.P. and Price Waterhouse LLP combined their businesses and practices and are now known as PricewaterhouseCoopers LLP.

          The ratification of the appointment of PricewaterhouseCoopers is being submitted to the Stockholders because the Board of Directors believes this to be a good corporate practice. Should the Stockholders fail to ratify this appointment, the Board of Directors will review the matter.

          Representatives of PricewaterhouseCoopers have been invited to attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement, if they so desire, and will have an opportunity to respond to appropriate questions from the Stockholders.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
     THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS
                 AS INDEPENDENT AUDITORS OF THE COMPANY.


                             OTHER MATTERS

          The Board of Directors knows of no other matters to be brought before the Meeting. However, if other matters should come before the Meeting, it is the intention of each person named in the Proxy to vote such Proxy in accordance with his judgment on such matters.


                          STOCKHOLDER PROPOSALS

          Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive office in Denver, Colorado, by June 16, 1999, if such proposals are to be included in the proxy materials for the 1998 Annual Meeting of Stockholders. The inclusion of any Stockholder proposal in the proxy materials for the 1999 Annual Meeting of Stockholders will be subject to applicable rules of the Securities and Exchange Commission.

          Proxies for the 1999 Annual Meeting of Stockholders will confer discretionary authority to vote with respect to all matters of which the Company does not receive notice by August 31, 1999.

                             BY ORDER OF THE BOARD OF DIRECTORS



                             Karen P. Gross
                             Vice President & Corporate Secretary


Denver, Colorado
October 15, 1998

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1998. Requests for a copy of such Annual Report should be mailed to Karen P. Gross, Vice President & Corporate Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202-1132, or send your request by E-mail to kgross@royalgold.com.